Exhibit 8.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 30, 2015

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $154,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the Dow Jones Industrial AverageSM due January 30, 2020, as described in the Company’s Pricing Supplement No. 473 dated January 27, 2015 (“Pricing Supplement 473”) to the Product Supplement No. 1 dated May 2, 2012, the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Tax Considerations” in Pricing Supplement 473.

We hereby consent to the reference to us under the heading “United States Federal Tax Considerations” in Pricing Supplement 473 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP